EXHIBIT 11.1

                          PRE-PAID LEGAL SERVICES, INC.
                 Statement re Computation of Per Share Earnings
                       (In 000's except per share amounts)

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                                                                                     Three Months Ended
                                                                                          March 31,
                                                                                      1996        1995
PRIMARY EARNINGS PER SHARE:

Computation for Statement of Income
Earnings:
Income applicable to common shares (a) .........................................     $ 2,566     $ 1,274


Shares:
Weighted average shares outstanding, (net of 747 shares of treasury stock)
  disregarding exercise of options or conversion of preferred stock ............      20,916      15,059
Assumed dilutive conversion of preferred stock .................................         157         206
Assumed exercise of options and warrants based on the modified treasury stock
  method using average market price ............................................       1,080         870
Weighted average number of shares, as adjusted .................................      22,153      16,135

Earnings per share (a) .........................................................     $   .12     $   .08

FULLY DILUTED EARNINGS PER SHARE:


Computation for Statement of Income
Earnings:
Income applicable to common shares (a) .........................................     $ 2,566     $ 1,274
Add: Dividends on114sion of preferred stock.....................................           -         114
Net income, as adjusted ........................................................     $ 2,566     $ 1,388

Shares:
Weighted average shares outstanding, (net of 747 shares of treasury stock)
  disregarding exercise of options or conversion of preferred stock or
  subordinated debentures ......................................................      20,916      15,059
Assumed dilutive conversion of preferred stock .................................         157       2,825
Assumed exercise of options and warrants based on the modified treasury stock
  method using closing market price if higher than average market price.........       1,216       1,944

Weighted average number of shares, as adjusted .................................      22,289      19,828

Earnings per share (a) .........................................................     $   .12     $   .07



(a) These amounts agree with the related amounts in the statements of operations.
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